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News Release                                          [LUCENT TECHNOLOGIES LOGO]


LUCENT TECHNOLOGIES REVENUES INCREASE 23 PERCENT ON CONTINUING OPERATIONS IN FOURTH FISCAL QUARTER - NET INCOME UP 49 PERCENT, EXCLUDING ONE-TIME ACQUISITION CHARGES - REVENUES FOR FISCAL 1998 EXCEED $30 BILLION

FOR RELEASE: THURSDAY, OCTOBER 22, 1998

MURRAY HILL, N.J. - Lucent Technologies today reported revenues of $8.038 billion for the fourth fiscal quarter ended September 30, 1998, an increase of 23 percent on continuing operations(1) and 16 percent on a reported basis. Revenues for the year-ago quarter were $6.933 billion on a reported basis.

Net income for the quarter increased 49 percent to $548 million, or 41 cents a share(2), excluding one-time charges related to acquisitions (see note a).
Net income for the year-ago quarter, excluding one-time Octel Communications acquisition charges (see note b), was $369 million, or 28 cents a share.

For the fiscal year ended September 30, 1998, revenues increased 20 percent on continuing operations and 14 percent on a reported basis to $30.147 billion. This compares with revenues of $26.360 billion in fiscal 1997 on a reported basis.

Net income rose 52 percent to $2.287 billion or $1.72 a share for the fiscal year, excluding one-time events (see note a - 12 mo. table). This compares with net income of $1.507 billion or $1.17 a share for fiscal 1997, excluding one-time Octel acquisition charges (see note b).

"Lucent had a very solid quarter, and we are continuing to see strong demand across all of our businesses from both traditional and new customers." said Richard McGinn, Lucent Technologies chairman and chief executive officer.

"We are particularly pleased by the 41 percent increase in revenue that Lucent experienced outside the U.S. this quarter, which we believe bodes well for our international growth strategy," McGinn said. "It is clear Lucent is gaining market share."

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McGinn also noted that despite declines in the world semiconductor market,
Lucent's microelectronics business posted revenue growth of 10 percent for the year, due to the company's leading position in semiconductors for communications applications.

For the quarter, including one-time charges related to acquisitions (see note a), the company reported net income of $388 million, or 29 cents a share. Results for the quarter include a $17 million, pre-tax ($11 million, after-tax) reversal of business restructuring reserves, which were recorded in December 1995.

In the year ago quarter, the company reported a net loss of $597 million, or 47 cents a share, including one-time charges associated with the acquisition of Octel (see note b).

For the twelve months ended September 30, 1998, including one-time events (see note a - 12 mo. table), the company reported net income of $970 million or 73 cents a share. Results include $100 million in pre-tax ($64 million, after-tax) reversals of business restructuring reserves.

For the year ended September 30, 1997, the company reported net income of $541 million, or 42 cents a share, including one-time Octel acquisition charges. (see note b - 12 mo. table).

REVIEW OF OPERATIONS - THREE MONTHS ENDED SEPTEMBER 30, 1998

For the quarter, revenues for systems for network operators increased 22 percent to $4.747 billion, revenues for business communications systems increased 35 percent to $2.438 billion, and revenues for microelectronic products increased 4 percent to $811 million.

SYSTEMS FOR NETWORK OPERATORS

Revenues increased by 22 percent over the year-ago quarter to $4.747 billion, led by sales of switching and wireless systems with associated software, optical networking systems, communications software, and data networking systems for service providers.

Revenues, which were strong among both traditional and new customers, were led by sales to RBOCs (Regional Bell Operating Companies), competitive local exchange carriers, wireless service providers, and long distance carriers. Continued demand for data services and Internet access in businesses and residences contributed to the group's quarterly revenues.

Within the U.S., revenues increased by about 14 percent over the year-ago quarter. Revenues outside the U.S. increased about 49 percent and represented approximately 29 percent of the group's revenues for the quarter.

For the 12 months ended September 30, 1998, revenues increased 20 percent to $18.752 billion.


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BUSINESS COMMUNICATIONS SYSTEMS

Revenues increased 35 percent to $2.438 billion compared to the year-ago quarter. The group's results were primarily driven by sales of Definity(R) Enterprise Communications Servers - including those with call center applications, sales of messaging systems - including those provided by Octel, enterprise data networking systems, SYSTIMAX(R) networking systems, and services.

Within the U.S., revenues increased by about 30 percent over the year-ago quarter. Revenues outside the U.S. increased about 57 percent and represented approximately 20 percent of the group's revenues for the quarter.

For the 12 months ended September 30, 1998, revenues grew 26 percent to $8.093 billion.

MICROELECTRONIC PRODUCTS

Revenues increased 4 percent over the year-ago quarter to $811 million, driven by sales of chips for communications and computing, including data networking, mass storage, network communications, and optoelectronics components. Increased revenues from power systems also contributed to the increase.

Within the U.S., revenues decreased approximately 4 percent over the year-ago quarter. Revenues outside the U.S. increased about 12 percent and represented approximately 53 percent of the group's revenues.

For the 12 months ended September 30, 1998, revenues rose 10 percent to $3.027 billion.

COSTS AND EXPENSES

As a percentage of revenue, gross margin for the quarter improved to 47.1 percent from 44.1 percent in the year-ago quarter, reflecting a more favorable mix of products and services as well as improved management of costs.

Selling, general and administrative expenses (SG&A) accounted for 22.7 percent of revenues in the quarter, compared to 23.2 percent in the period a year-ago, excluding Octel charges.

Excluding one-time acquisition charges, as a percentage of revenue, research and development spending for the quarter increased to 12.1 percent from 12 percent during the 1997 period, due to investments in high growth areas such as wireless, data networking, and optical networking, as well as switching and access systems.

Excluding one-time acquisition charges, net income for the quarter was driven by revenue growth, higher gross margins, and a decrease in the company's effective tax rate to 36 percent, compared to 38.1 percent in the year-ago quarter.
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Separately, the company announced today its intention to end its joint venture with Royal Philips Electronics, Philips Consumer Communications (PCC), of which Lucent is a 40 percent minority interest holder. It is expected that Lucent and Philips will each regain control of the original businesses that were contributed to the venture by November 30, 1998.

Lucent plans to sell its portion of the venture that includes the leading corded and cordless phones and answering machines in the U.S. market, as well as a telephone leasing business. The company will continue to make these products and the leasing service available through existing outlets until a buyer can be found. Lucent will close down its wireless handset portion of the venture. Included in results for the fiscal fourth quarter is a charge associated with the writedown of the company's investment in PCC, offset by one-time gains related to the sale of an investment and certain business operations, including the Bell Labs Design Automation Group.

Lucent Technologies, headquartered in Murray Hill, N.J., designs, builds and delivers a wide range of public and private networks, communications systems and software, data networking systems, business telephone systems and microelectronic components. Bell Labs is the research and development arm for the company. For more information on Lucent Technologies, visit the company's web site at http://www.lucent.com.

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, readiness for Year 2000, control of costs and expenses, international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Lucent with the Securities and Exchange Commission. Lucent disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(1) Includes revenues for Lucent's Systems for Network Operators, Microelectronic Products and Business Communications Systems businesses (including Octel Communications, Livingston Enterprises and other recently acquired businesses), and excludes revenues from the company's former Consumer Products business, which became part of a venture owned by Lucent and Philips Electronics N.V.; and from Lucent's Advanced Technology Systems business, which the company sold. For the twelve months ended September 30, 1998, the calculation of revenue growth on a continuing operations basis also excludes revenues from the company's former Custom Manufacturing Services business, which was sold.

(2) All earnings per share reported in this release are Diluted EPS and reflect the effect of a two-for-one stock split effective April 1, 1998.
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FOURTH FISCAL QUARTER INCOME STATEMENT  (UNAUDITED; MILLIONS OF DOLLARS,
EXCEPT PER SHARE AMOUNTS)

                                                     For the Three Months Ended
  -------------------------------------------------------------------------------------
                                              9/30/98    9/30/98(a)  9/30/97(b)  CHANGE(c)

  REVENUES                                      8,038      8,038       6,933     15.9%
  COSTS                                         4,255      4,255       3,873      9.9%
  GROSS MARGIN                                  3,783      3,783       3,060     23.6%
     SELLING, GENERAL AND ADMINISTRATIVE        1,828      1,828       1,608     13.7%
     RESEARCH AND DEVELOPMENT                   1,137        973         835     16.5%
  TOTAL OPERATING EXPENSES                      2,965      2,801       2,443     14.7%
  OPERATING INCOME                                818        982         617     59.2%
  OTHER INCOME (EXPENSE), NET                    (40)       (40)          51   (178.4)%
  INTEREST EXPENSE                                 86         86          72     19.4%
  INCOME BEFORE INCOME TAXES                      692        856         596     43.6%
  INCOME TAX EXPENSE                              304        308         227     35.7%
  NET INCOME                                      388        548         369     48.5%
  EARNINGS PER SHARE - BASIC                     0.30       0.42        0.29     44.8%
  EARNINGS PER SHARE - DILUTED                   0.29       0.41        0.28     46.4%
  EFFECTIVE TAX RATE (%)                         43.9%      36.0%       38.1%    (2.1)
  -------------------------------------------------------------------------------------

a. Excludes one-time, pre-tax charges of $164 million ($160 million, after-tax) for in-process research and development related to the Company's acquisitions of SDX, MassMedia, LANNET, and JNA.
b. Excludes one-time, after-tax charges of $966 million related to the Company's acquisition of Octel.
c. Change is between the three-month period ended 9/30/98, excluding one-time charges related to the Company's acquisitions of SDX, MassMedia, LANNET, and JNA, and the corresponding 1997 period, excluding one-time charges related to the Company's acquisition of Octel.
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FISCAL YEAR 1998 INCOME STATEMENT  (UNAUDITED; MILLIONS OF DOLLARS, EXCEPT
PER SHARE AMOUNTS)

                                                    For the Twelve Months Ended
  -------------------------------------------------------------------------------------
                                          9/30/98   9/30/98(a)  9/30/97(b)  CHANGE(c)
  REVENUES                                 30,147       30,147      26,360    14.4%
  COSTS                                    16,156       16,156      14,890    8.5%
  GROSS MARGIN                             13,991       13,991      11,470    22.0%
     SELLING, GENERAL AND                   6,436        6,436       5,758    11.8%
  ADMINISTRATIVE
     RESEARCH AND DEVELOPMENT               5,094        3,678       3,102    18.6%
  TOTAL OPERATING EXPENSES                 11,530       10,114       8,860    14.2%
  OPERATING INCOME                          2,461        3,877       2,610    48.5%
  OTHER INCOME, NET                           163           14         141   (90.1)%
  INTEREST EXPENSE                            318          318         305    4.3%
  INCOME BEFORE INCOME TAXES                2,306        3,573       2,446    46.1%
  INCOME TAX EXPENSE                        1,336        1,286         939    37.0%
  NET INCOME                                  970        2,287       1,507    51.8%
  EARNINGS PER SHARE - BASIS                 0.74         1.75        1.18    48.3%
  EARNINGS PER SHARE - DILUTED               0.73         1.72        1.17    47.0
  EFFECTIVE TAX RATE (%)                     57.9%        36.0%       38.4%   (2.4)
  -------------------------------------------------------------------------------------

a. Excludes one-time, after-tax charges of $1.412 billion for in-process research and development related to the Company's acquisitions of Livingston, Prominet, Yurie, Optimay, SDX, MassMedia, LANNET, and JNA and the $149 million, pre-tax ($95 million, after-tax) gain on the sale of ATS.
b. Excludes one-time, after-tax charges of $966 million related to the Company's acquisition of Octel.
c. Change is between the twelve-month period ended 9/30/98, excluding one-time charges related to the Company's acquisitions of Livingston, Prominet, Yurie, Optimay, SDX, MassMedia, LANNET, and JNA, as well as the gain on the sale of ATS, and the corresponding 1997 period, excluding one-time charges related to the Company's acquisition of Octel.


For more information, reporters may contact:

Jeff Baum
Lucent Technologies
908-582-7635 (office)
Email: jbaum@lucent.com

Bill Price
Lucent Technologies
908-582-4820 (office)
Email: williamprice@lucent.com